Exhibit 22.7

CONSENT OF INDEPENDENT OIL AND GAS RESERVOIR ENGINEERS

We hereby consent to the use in the prospectus constituting part of this registration statement on Form F-1 (Registration No. 333-98233) as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto of Paramount Energy Trust of our reports dated July 8, 2002 and October 15, 2002 and to the references to us in such prospectus under the captions “Summary Reserve Information”; “Future Development”; “Management’s Discussion and Analysis and Liquidity and Capital Resources”; “Initial Business and Properties of POT”; “Details of the Rights Offering”; “Business and Properties Relating to the Additional Assets”; “Plan of Distribution”; “Experts”; and the Consolidated Financial Statements of Paramount Resources Ltd. for the Northeast Alberta Properties.

Yours very truly,

McDaniel & Associates Consultants Ltd.

/s/	P.A. Welch

McDaniel & Associates Consultants Ltd.

Calgary, Alberta
January 29, 2003